Exhibit 99.2

March 27, 2026

Board of Directors

SkyWater Technology, Inc.

2401 East 86th Street

Bloomington, MN 55425

Re: Amendment No. 1 to the Registration Statement on Form S-4 of IonQ, Inc., filed March 27, 2026 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated as of January 25, 2026 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than IonQ, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of SkyWater Technology, Inc. (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 25, 2026, by and among Parent, Iris Merger Subsidiary 1 Inc., Iris Merger Subsidiary 2 LLC, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include the Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—SkyWater’s Reasons for the Mergers and Recommendations of the SkyWater Board,” “Summary—Opinions of SkyWater’s Financial Advisor,” “Risk Factors—Risks Related to the Mergers,” “The Mergers—Background of the Mergers,” “The Mergers—SkyWater Board’s Recommendations and Its Reasons for the Transactions,” “The Mergers—Opinion of SkyWater’s Financial Advisor,” and “The Mergers—SkyWater Unaudited Prospective Financial Information” and to the inclusion of the Opinion Letter in the proxy statement/prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)